EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact at Neurocrine Biosciences

Investor Relations

(858) 617-7600

Neurocrine Biosciences Announces the Appointment of David-Alexandre Gros M.D. President and Chief Operating Officer

San Diego, CA, January 6, 2017 - Neurocrine Biosciences, Inc. (NASDAQ: NBIX), a biotechnology company focused on neurological and endocrine related disorders, announced that David-Alexandre “DA” Gros M.D. has joined the executive management team as President and Chief Operating Officer.

“Neurocrine is very pleased to welcome Dr. Gros as our President and Chief Operating Officer as we move forward with our transformation into a commercial entity,” said Kevin Gorman, Chief Executive Officer of Neurocrine Biosciences. “DA’s breadth of experience across all aspects of drug development and commercialization will be of critical importance as we enter this period of rapid growth. He will also be instrumental in executing on our long-range strategic plans. We are excited to have him join our team.”

“Neurocrine is a remarkably innovative company, leading the development of novel therapeutics to address major unmet needs in neurological and endocrine disorders,” said Dr. Gros. “I am very excited to join the company during this pivotal growth phase and look forward to contributing to Neurocrine’s continued success.”

Dr. Gros has extensive experience in developing and executing bio-pharmaceutical growth strategies. He joins Neurocrine from Alnylam Pharmaceuticals where he served as Senior Vice President, Chief Business Officer and was a member of the Management Board. His responsibilities included strategy, finance, business development, communications, investor relations, and shared services. Prior to Alnylam, as Executive Vice President and Chief Strategy Officer at Sanofi, where he was a member of the Executive Committee, Dr. Gros’ responsibilities included corporate strategy, business development and licensing, mergers and acquisitions, alliance management, and structured investments, including the corporate venture fund which he re-launched. Before Sanofi, Dr. Gros held management positions of increasing responsibility with a focus on biotechnology and pharmaceuticals in investment banking at Centerview Partners and Merrill Lynch, and in consulting at McKinsey & Company. Dr. Gros holds an M.D. from The Johns Hopkins University School of Medicine, an M.B.A. from Harvard Business School, and a B.A. from Dartmouth College.

Neurocrine also announced the grant of an inducement award to Dr. Gros pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules. In connection with his employment by Neurocrine, Dr. Gros will be granted an inducement award consisting of a stock option to purchase 350,000 shares of Neurocrine common stock. The stock option will vest over a period of four years, with 25% vesting on the first anniversary of its grant date and the balance vesting each month over the remaining three years. This award is subject to the terms and conditions of Neurocrine’s Inducement Plan. The award will be effective on February 1, 2017, which is the first day of the first calendar month following the commencement of Dr. Gros’ employment with Neurocrine, and will have an exercise price equal to the closing price of Neurocrine’s common stock on the NASDAQ Global Select Market on that date. The award was granted as an inducement material to Dr. Gros’ employment pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

About Neurocrine Biosciences

Neurocrine Biosciences, Inc. discovers and develops innovative and life-changing pharmaceuticals in diseases with high unmet medical needs through its novel R&D platform, focused on neurological and endocrine based diseases and disorders. The Company’s two programs are elagolix, a gonadotropin-releasing hormone antagonist in Phase III development for women’s health that is partnered with AbbVie Inc., and INGREZZATM, a vesicular monoamine transporter 2 inhibitor for which an NDA has been filed with the FDA for the treatment of tardive dyskinesia, and is in Phase II development for patients with Tourette syndrome. Neurocrine plans to commercialize INGREZZA in the United States upon approval of the NDA by the FDA.

Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com.

In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, INGREZZA development and commercialization, the Company’s R & D pipeline and the Company overall. Specifically, the risks and uncertainties the Company faces include risks that INGREZZA or the Company’s other product candidates may not obtain regulatory approval or that the U.S. Food and Drug Administration or regulatory authorities outside the U.S. may make adverse decisions regarding INGREZZA or the Company’s other product candidates; risks that clinical development activities may not be completed on time or at all; risks that clinical development activities may be delayed for regulatory or other reasons, may not be successful, or replicate previous clinical trial results, may fail to demonstrate that our product candidates are safe and effective, or may not be predictive of real-world results or of results in subsequent clinical trials; risks that the Company’s product candidates may be precluded from commercialization by the proprietary rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; risks associated with the Company’s dependence on third parties for development, manufacturing and marketing activities; risks that the Company’s research programs will not identify pre-clinical candidates for further development; risks that the Company will be unable to raise additional funding required to complete development of all of its product candidates; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; and other risks described in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2016. Neurocrine disclaims any obligation to update the statements contained in this press release after the date hereof.